CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                           KNOWLEDGE FOUNDATIONS, INC.

            Knowledge Foundations, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the "Corporation"), does hereby certify that:

            1. Article First of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "Article First.

            The name of the Corporation is BSI2000, Inc."

            2. The Board of Directors has duly adopted resolutions approving this Certificate of Amendment of Certificate of Incorporation, declaring its advisability and submitting it to the stockholders entitled to vote for approval. The stockholders approved the Certificate of Amendment of Certificate of Incorporation by written consent pursuant to the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law. Notice of the adoption of this Certificate of Amendment of Certificate of Incorporation has been given to every stockholder entitled to such notice under Section 228 of the Delaware General Corporation Law.

            IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Michael Dochterman, its CEO, effective as of the 31st day of March, 2003.

            KNOWLEDGE FOUNDATIONS, INC.


            By:  /s/ Michael Dochterman
            Its: CEO